Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3ASR No. 333-259910) of América Móvil, S.A.B. de C.V. and subsidiaries and in the related Prospectus, of our reports dated April 29, 2024, with respect to the consolidated financial statements of América Móvil, S.A.B. de C.V. and subsidiaries, and the effectiveness of internal control over financial reporting of América Móvil, S.A.B. de C.V. and subsidiaries, included in this Annual Report on Form 20-F/A for the year ended December 31, 2023.

/s/ MANCERA, S.C.

A member practice of Ernst & Young Global Limited

Mexico City, Mexico

May 1, 2024